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                                   FORM 11-K





         [X] ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE, SAVINGS AND SIMILAR PLANS PURSUANT TO
                    SECTION 15(d) OF THE SECURITIES EXCHANGE
                    ACT OF 1934
                    For the Fiscal Year Ended May 31, 2005


                                       OR




         [ ]        TRANSITION REPORT PURSUANT TO SECTION 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                    For the Transition Period From             to
                                                   -----------    -------------


         COMMISSION FILE NUMBER: 1-14659
                                 -------



         A.       Full Title of Plan:  2004 Employee Stock Purchase Plan


         B. Name of issuer of the securities held pursuant to the plan and address of its principal executive office:


                           Wilmington Trust Corporation
                           Rodney Square North
                           1100 North Market Street
                           Wilmington, DE 19890-0001

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1.   The 2004 Employee Stock Purchase Plan affords staff members the opportunity to acquire shares of Wilmington Trust Corporation's stock.

2. a. The written consent of the independent registered public accounting firm with respect to the financial statements for the 2004 Employee Stock Purchase Plan is attached hereto as Exhibit 23.

     b. The financial statements required to be filed for the 2004 Employee Stock Purchase Plan are attached hereto as Exhibit 99.



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the 2004 Employee Stock Purchase Plan, have signed this Form 11-K as of August 26, 2005.




                                  /s/ William J. Farrell, II              (SEAL)
                                  ----------------------------------------
                                  William J. Farrell II,
                                  Chairman


                                  /s/ Gerard. A. Chamberlain              (SEAL)
                                  ----------------------------------------
                                  Gerard A. Chamberlain



                                  /s/ I. Gail Howard                      (SEAL)
                                  ----------------------------------------
                                  I. Gail Howard



                                  /s/ Gerald F. Sopp                      (SEAL)
                                  ----------------------------------------
                                  Gerald F. Sopp


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                                 EXHIBIT INDEX
                                 -------------

Exhibit Number                   Exhibit                   Page Number
--------------                   -------                   -----------


     23           Consent of independent registered public
                  accounting firm                               5


     99           Financial statements                          7



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